                                                                     Exhibit 4.9

                                    AGREEMENT


This Agreement made and entered into as of the 12th day of September, 1996 by and among RADVISION LTD., an Israeli company of 8 Hanechoshet Street, Tel Aviv 69710, Israel ("Company") of the first part and Intel Corporation, a Delaware corporation, with its principal office at 2200 Mission College Blvd., Santa Clara, California 95052 USA (hereinafter: "Purchaser") of the second part

                              W I T N E S S E T H :


         WHEREAS the Company is and will be engaged in the business of developing, manufacturing and marketing of products for video conferencing ; and

         WHEREAS the Company desires to issue and sell, and Purchaser desires to purchase ordinary shares, par value One New Israeli Shekel (NIS 1.00), of the Company (the "Purchaser Shares"),

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the Company and the Purchaser hereby agree as follows:

                                    SECTION 1
                         ISSUANCE AND PURCHASE OF SHARES

         1.1. Purchaser undertakes to invest in the Company the aggregate amount of Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Nine US Dollars (US$ 999,999) (hereinafter, the "Investment"), payable in two installments as described in Section 2 below. The Investment will be deposited in US dollars to the Company's account no. 377906 at Bank Hapoalim B.M., Hadar Yosef Branch
(610).

         1.2. In consideration for, and subject to, the execution of the Investment as per Section 1.1 above, the Company shall issue to Purchaser the Purchaser Shares. The Purchaser Shares, when issued, will have been validly issued, fully paid and non-assessable, and will be free of any liens or encumbrances.

         1.3. The Investment is part of the Company's Second Round of Financing in the total amount of up to $2,000,000 at a Share price of US $333. The existing shareholders of the Company have waived their preemptive right to participate in the Intel Investment of up to $1,000,000. Some of the shareholders of the Company have already consented to participate in the balance of up to $1,000,000 investment. Assuming that the existing shareholders of the Company exercise their above rights and the total investment in the Company in this Round of Financing is $2,000,000, then the ownership of the Company on a fully diluted basis will be as set forth in Exhibit "1." Exhibit "1" will be amended after the First Closing to reflect the actual investment and ownership of the Company following this Second Round of Investment and assuming the Second Closing takes place. To remove any doubt, the percentage of Intel's holding in the Company, irrespective of any Second Round investment by the existing shareholders (if at all) shall not be less than 2.93% and 5.69% following the First Closing and the Second Closing, respectively.

                                    SECTION 2
                                  CLOSING DATES

2. The purchase of the Purchaser Shares shall take place as follows:

         2.1. On a date to be separately agreed upon, Purchaser will invest a sum of $ U.S. 500,000 (the "First Closing"), against which the Company shall issue to the Purchaser 1502 Purchaser Shares.

         2.2. The balance of $ US 499,999 (the "Balance") will be invested not later than fourteen (14) days following Company's first shipment to a customer of its product H.323/H.324 Gateway. (the "Second Closing"). At the Second Closing, the Company will issue to the Purchaser against the Balance 1,501 Purchaser Shares.

         2.3. Upon the occurrence of any of the following events: (i) a resolution of the Board of Directors of the Company to offer shares of the Company to the public ("IPO") in a US securities market, or (ii) an execution of an investment agreement with a third party for the purchase of more than 49% of the Company's equity, Purchaser will be entitled, at its sole option, to advance the investment of the Balance and (consequently) advance the Second Closing date. The Company shall notify the Purchaser within 30 days of the occurrence of any of the above events. Purchaser will then have a 30 day period as of the date of notice in which to advance the investment of the Balance and to execute the Second Closing, regardless of the stage of development of RADVision's H.323/H.324 Gateway at that time.

         2.4. The First Closing and the Second Closing shall be, collectively, referred to below as the "Closing".

                                    SECTION 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3. The Company hereby represents and warrants to Purchaser the facts hereinafter set forth in this Section 3.

         3.1  Corporate Power

         As of the date hereof and as of the Closing, the Company has and will have all requisite corporate power to enter into and to perform this Agreement.

         3.2.  Subsidiaries

         The Company has a wholly owned U.S. subsidiary, RADVision Inc. operating in New Jersey. The Company has no other subsidiaries and does not otherwise own, of record or beneficially, any capital stock or equity interest in any other corporation, association or business entity.


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

         3.3.  Organization & Standing

         The Company is a corporation duly organized and existing under the laws of the State of Israel and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Memorandum of Association (the "Memorandum") and Articles of Association as amended to date (the "Articles") of the Company are attached hereto as Exhibit "3.3a". The English translation of the said documents is attached hereto as Exhibit "3.3b." In any event of contradiction, the language of Exhibit "3.3a" shall prevail.

         3.4.  Capitalization

         The Company's authorized capital is sixty thousand (60,000) Ordinary Shares of NIS 1 each (the "Shares"). The Company's issued capital stock, immediately prior to the First Closing date, shall consist of forty five thousand one hundred and eighty five (45,185) Shares, all of which are duly authorized, validly issued and free of any liens or encumbrances. Out of the issued Share capital, all Shares are fully paid, except for 2,376 Shares that are partially paid. All the Shares are non-assessable, and to the best of the Company's knowledge and belief, are beneficially owned by their holders of record. Except as disclosed in the Schedule of Exceptions, Exhibit "3.4," there are no preemptive, conversion or other rights, options, or agreements granted or issued by, or binding upon, the Company or the Shareholders which entitle any person, firm or corporation to purchase or acquire any shares of the Company's capital stock, except as set forth in this Agreement and its Exhibits. The Company intends to defer 867 Shares. Intel hereby consents to such resolution as a shareholder. No additional consent to said resolution will be required by Intel.

         3.5.  Authorization

         All corporate actions on the part of the Company and its directors and shareholders, required for the authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein have been (or will be) executed upon signature of this Agreement. This Agreement is (and will be) a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution, delivery and performance by the Company of this Agreement, and compliance therewith, and the consummation of the transactions contemplated by this Agreement will not result in any violation of, nor will conflict with, or result in a breach of any of the terms of, or constitute a default under, any document to which the Company is (or will be) a party or by which it is (or will be) bound, or result in the creation of any mortgage, pledge, lien or encumbrance or charge upon any of the properties or assets of the Company. No third party's consent is required for the Company to become a party to this Agreement. Immediately after the First Closing date, the Company will inform all governmental authorities that require to be reported of changes in equity, (including, but not limited to the Israel Investment Center and the Office of the Chief Scientist) of the execution of this Agreement. Notwithstanding the


                                       3
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above, the Company will obtain, prior to the First Closing, the consent of the
Chief Scientist to Purchaser's investment.

         3.6.  Outstanding Debt

         Except as set forth in Exhibit "3.4," the Company has no outstanding indebtedness for borrowed money and is not a guarantor of any debt or obligation of another. There exists no default by the Company under the provisions of any agreement or other instrument evidencing or relating to any indebtedness or obligation.

         3.7.  Absence of Undisclosed Liabilities

         Except as set forth in Exhibit "3.4," Company has no material liability of any nature, direct or indirect, absolute or contingent, not adequately reserved against, excluding any liabilities related to damage which may have been caused by its products or are related to sales of said products (unless the Company knows or should have known of such damages or liabilities). The Company has paid, or has made adequate provisions for the payment of, all taxes, interest, penalties, assessments or deficiencies owing by it to any taxing authority.

         3.8.  Absence of Certain Changes

         Since December 31, 1995, the business of the Company has at all times been conducted in the ordinary course and there has not since been any event or condition of any character which has materially adversely affected the Company's business, prospects or plans.

         3.9.  Contracts and Contractual Arrangements

         The Company is a party to several material agreements, all of which are described in Exhibit "3.4." Each such agreement is in full force and effect and, to the Company's knowledge, no party thereto is in breach thereof. The Company is of the opinion that it receives services from affiliated companies for fair consideration as described in Exhibit "3.4." The Company is not obligated to receive services from said affiliated companies.

         3.10.  Indebtedness of (or to) Shareholders & Conflict of Interest

         Except as set forth in Exhibit "3.4," none of the Company's shareholders, directors, officers or employees or any of their affiliates or families is indebted to the Company and the Company has no debt to any of them except for accrued wages for the current period.

         Except as set forth in Exhibit "3.4," and to the best of the Company's knowledge, none of the Company's directors, officers, employees or consultants, or their affiliates or families, directly or indirectly, own any material interest in any entity which is a competitor of the Company.

         3.11.  Litigation & Insolvency Proceedings


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         There are no pending (unless filed but not yet served on the Company)
or threatened actions, suits, proceedings or any investigations (unless unknown to the Company) by, against or affecting the Company, involving the possibility of any judgment or liability which would adversely affect its business.

         3.12.  Insurance

         The Company maintains insurance through RAD-BYNET insurance policies, adequately covering the perils normally insured against by companies similarly situated. All policies of insurance maintained by the Company are attached hereto as Exhibit "3.12." At the time of signature of this Agreement, all such policies are in full force and effect.

         3.13.  Title to Properties, Liens and Encumbrances

         Except as set forth in Exhibit "3.4," the Company owns, or holds under lease, all real and personal property used by it in its business. All property owned by the Company (all of which is listed on Exhibit "3.13" hereto) is so owned free and clear of all mortgages, pledges, liens or charges.

         3.14.  Leases

         Exhibit "3.14" hereto contains a correct and complete list and description (including the amount of rents) of all leases under which the Company leases property, real or personal.

         3.15.  Business of the Company

         The Company has no knowledge of (i) the existence of any pending or planned patent, or any statute, rule, law, regulation, standard or codes which would materially adversely affect the condition, financial or otherwise, or the business operations, of the Company; or (ii) the existence of any other factor which would materially adversely affect the financial condition, or the operations, of the Company.

         3.16.  Compliance with Other Instruments

         The Company is not in violation of the terms of its Memorandum or Articles or of the terms of any judgment, decree, order, statute, rule or regulation to which it is subject.

         RADVision applied for and was granted all licenses and permits materially needed for the conduct of its business. RADVision does not have a business license. To the best of RADVision's knowledge, any lack of a permit or license, to the extent such lack exists, including a business license, is not detrimental to its ordinary course of business.

         All material reports, resolutions and other documents required to be delivered by RADVision to, and filed with the Registrar of Companies, have been delivered and filed, except for the 1995 annual report which will be filed no later .than 30 days as of the First Closing.

         3.17.  Employees

         All the key employees of the Company are listed on Exhibit "3.17" hereto. To the best of the Company's knowledge, no such employee is in violation of any material term of any employment contract, patent disclosure agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant or any other obligation to a former employer relating to the right of any such employee to be employed by the Company. To date, all payments due to the Company's employees have been paid regularly. In addition, the Company made all allowances required by law to cover the amounts due to its employees and/or officers in connection with their employment and/or termination of employment, as reflected in the attached Exhibit "3.20a."

         3.18.  Disclosure

         This Agreement and the Exhibits delivered to Purchaser do not contain any material untrue statement and do not omit to state a material fact necessary in order to make the statements contained herein not misleading in the light of the circumstances under which they were made, and such documents represent full disclosure by the Company of the material facts with respect to the business, prospect and plans of the Company.

         3.19  Products & Ownership

         A description of the products is enclosed as Exhibit "3.19". As set forth in Exhibit "B", the Company possesses, or is proceeding with due diligence to obtain, all patents, patent rights, trademarks, trademark names, trade name rights and copyrights the Company believes are necessary to conduct its business as now being conducted and as planned to be conducted (without conflict with, or infringement upon, any valid rights of others), the lack of which could affect the operations or condition, financial or otherwise, of the Company. The Company has no knowledge of any infringement by the Company or claimed infringement upon, or any conflict with, the patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, intellectual property rights or other rights of any person, form or corporation.

         3.20.  Financial Statements

         The audited financial statements of the Company as of December 31, 1995 are attached hereto as Exhibit "3.20a" and adequately reflect the financial situation of the Company. The unaudited financial statements of the Company as of March 31, 1996 are attached hereto as Exhibit "3.20b". As of December 31, 1995 to date, the Company did not enter into any material transaction or undertake any material commitment which was not in the normal course of business, and there was no material change for the worse in the Company's position, liabilities and assets.


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

         3.21. In the event of any contradiction between this Agreement and the Inception Agreement, attached hereto as Exhibit "3.21", or between this Agreement and Exhibit "3.3", this Agreement shall always prevail.

         3.22. On January 1, 1995, a trust in favor of employees of the Company and certain employees of the RAD-Bynet group was created. Said Trust Agreement is attached hereto as Exhibit "3.22a". The Company has decided, in addition, to adopt a key employee share incentive plan (the "Options Plan") attached hereto as Exhibit "3.22b". The total number of shares and options reserved to date for the employees under all plans are 5,362. In the event of any contradiction between this Agreement and any of the Exhibits "3.3", "3.22a" or "3.22b", then the Trust Agreement and Option Plan shall always prevail.

         3.23. As of the date of this Agreement, the directors of the Company are: Yehuda Zisapel, Zohar Zisapel, Amos Amir, Hillel Milo, Yosef Ben Yossef and Gideon Marks.

                                    SECTION 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

4 Purchaser represents and warrants to the Company as follows:

         4.1.  Legal Power

         As of the date hereof and as of the Closing, Purchaser has and will have all requisite power to enter into and to perform this Agreement.

         4.2.  Experience.

         The Purchaser has sufficient expertise to evaluate the suitability of its investment in the Company to its needs.

         4.3.  Investment

         The Purchaser is acquiring the Purchaser Shares for investment for its own account.

         4.4.  Access to Data

         The Purchaser hereby represents that it has had sufficient opportunity to discuss management and financial affairs of the Company with its management and key employees and has had the opportunity to review the business plan and the Company's facilities.

         The Purchaser has not been denied any information that has been requested, and based on the said information has made a diligent examination of the aspects of the Company's business. The Purchaser has heretofore received the information that the Purchaser has deemed necessary and appropriate to enable the Purchaser to evaluate the financial risk inherent in making an investment in the shares of the Company and the

Purchaser has received satisfactory information concerning the business and financial condition of the Company in response to all inquiries in respect thereof. The Purchaser is aware that the Company has been in the development stage since its inception in October 1992, and that due to the short operating history of the Company there can be no assurance that the Company will attain profitability. Nothing contained in this Section 4.3 shall derogate from the liability of the Company with respect to the representations and warranties made in Section 3 above.

         4.5.  Waiver

         Purchaser shall have no claims against the Company with respect to any cause of action which accrued prior to the signing of this Agreement, except for claims which may be based on the breach of the representations and warranties or other provisions of this Agreement.

         4.6.  Authorization

         All corporate or partnership action on the part of Purchaser, its respective directors, partners and/or shareholders necessary for the authorization, execution, delivery, payment and performance by Purchaser of this Agreement and the consummation of the transactions contemplated herein, has been taken.

         4.7. Purchaser has sufficient financial resources to enable it to fulfill its obligations under this Agreement and commits to make the Investment as set forth in Sections 1 and 2 above.

                                    SECTION 5
                       CONDITIONS OF PURCHASER TO CLOSING

5. The obligations of Purchaser at the First Closing date are subject to the fulfillment of each of the following conditions:

         5.1.  Representations and Warranties Correct

         The representations and warranties made by the Company in Section 3 hereof shall be true and correct when made, and shall be true and correct in all material respects on the First Closing date with the same force and effect as if they had been made immediately prior to the First date and as of such time except for such changes which result from the obligations of the parties to this Agreement.

         5.2.  Performance

         All covenants, agreements and conditions contained in this Agreement to be performed (or complied with) by the Company on (or prior to) the applicable Closing date shall have been performed (or complied with) in all respects.

         5.3.  Legal Investment


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         At the time of each Closing date, the purchase and issuance of the
Purchaser Shares shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject.

         5.4.  Proceedings and Documents

         All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been completed to the satisfaction (as to substance and form) of Purchaser.

         5.5.  Retention of Key Employees

         All the persons listed in Exhibit "3.17" shall either continue to be employed by the Company as of the First Closing date or to the Company's knowledge, if an employee has left or intends to leave the Company, Company has notified Purchaser of same.

         5.6.  Opinion of Company's Counsel

         The Purchaser shall have received from Nehama Sneh, corporate counsel to the Company, a satisfactory opinion in the form attached as Exhibit "5.6."

                                    SECTION 6
                        CONDITIONS OF COMPANY TO CLOSING

6. The obligations of the Company at the First Closing date, are subject to the fulfillment of each of the following conditions:

         6.1.  Representation

         The representations and warranties made by Purchaser in Section 4 hereof shall be true and correct when made and shall be true and correct on Closing with the same force and effect as if they had been made immediately prior to the Closing and as of such time.

         6.2. Purchaser has fulfilled any and all of its obligations set forth in Section 2.

                                   SECTION 6A
                        BOARD OF DIRECTORS (THE "BOARD")

         6A.1 The Board consists of six (6) directors, whose present identity is as set forth in Section 3.23 hereinabove. Three of the directors are appointed by Zohar Zisapel, Yehuda Zisapel and RAD Data Communications Ltd., the fourth is Amos Amir in his capacity as Managing Director of the Company, while the fifth and the sixth are appointed by The Trust Company of Maritime Bank of Israel ("Maritime") and Clal Venture Capital LP ("Clal"), respectively. Madge Network (Israel) Ltd. ("Madge") and Finovelec, have the right to designate one observer each to the Board. Upon reasonable notice, Madge is permitted to change the status of its observer to that of director, in which event the number of directors will be increased to eight (8), with Madge's observer becoming the seventh director and Yehuda Zisapel and Zohar Zisapel being entitled to appoint the eighth director.

         6A.2 Following the First Closing, provided the observer signs a commitment in the form attached hereto as Exhibit 6A.2, Purchaser shall be entitled to appoint a non-voting observer to the Company's Board of Directors. Such observer, once he signs the above commitment, shall be entitled to receive all notices and materials provided to directors and to attend and participate in all meetings of the Board of Directors.

                                    SECTION 7
                            COVENANTS OF THE COMPANY

7. For as long as the Purchaser's equity interest in the Company will amount to at least five (5%) percent of the outstanding capital securities therein and Purchaser has the right to appoint an observer under Section 6A hereinabove, except where stated otherwise in this Section 7 and in Section 8, or until the IPO (whichever is the earlier occurrence), regardless of Purchaser's percentage of ownership at that time and without derogating from any rights or obligations conferred upon shareholders, or obligations conferred upon corporations, under applicable law, the Company hereby covenants and agrees as follows.

         7.1.  Additional Information

         The Company will permit Purchaser's representative to visit (upon a mutually convenient time) and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances and accounts with the Company's officers and its auditors.

         7.1.1. As soon as available after approval by the Board, the Company will provide Purchaser with a summary of the budget, including projected yearly profit and loss accounts and balance sheet, as contained in its operating plan as well as information about material changes in the budget, all as approved by the Board.

         7.1.2. With reasonable promptness, the Company agrees to provide to Purchaser such information and data with respect to the Company, as Purchaser may from time to time reasonably request.

         The foregoing provisions shall not limit any right which Purchaser may have to inspect and copy the books and records of the Company or to inspect its properties or discuss its affairs, finances and accounts.

         7.2.  Use of Proceeds

         The Company will use the proceeds of the issuance and sale of the Purchaser Shares mainly to fund its activities and its business, and subject to any resolutions made by the Board, from time to time.

         7.3.  Board Approval

         Without derogating from the provisions of the Articles, or any law or practice limiting the authority of the management of the Company, the approval of the Board shall be required for the following: (i) designation of all authorized signatories; (ii) approval of the Company's (or its subsidiaries') budget and applicable operating plan ; (iii) selection of legal counsel of the Company; (iv) terms of employment of the Managing Director of the Company; and
(v) any and all other matters with regard to which the Board resolves that its prior approval shall be required.

         7.4. Resolutions of the Board regarding the following subject matters shall require the consent of five out of six directors. In the event that the Board will consist of 8 directors as per Section 6A.1 hereinabove, then the following subject matters will require the consent of 6 out of 8 directors, including consent of two directors out of the following: "Clal" Director, "Maritime" Director, "Madge" Director:

         7.4.1.  a merger of the Company with any other entity;

         7.4.2. acquisition or disposition, including mortgage, of other corporations, real estate, and any material assets out of the ordinary course of the Company's business;

         7.4.3.  replacement of the Company's Managing Director;

         7.4.4.  replacement of the auditors of the Company;

         7.4.5.  approval of the distribution of dividends by the Company;

         7.4.6. loans by the Company or any of its subsidiaries to their directors or officers, or to their relatives or other affiliates, with the exception of employees receiving shares under the trust as set forth in subsection 3.22 hereinabove;

         7.4.7. transactions in excess of $20,000 (not included in the approved applicable operating plan) between the Company or its affiliates and their directors, officers and employees or their relatives or other affiliates, with the exception of employees receiving shares under the trust as set forth in subsection 3.22 hereinabove;

         7.4.8. all material transactions or obligations not contemplated in the budget by the Company or its subsidiaries; and

         7.4.9. resolution to enter a new business field unrelated to the present field.

         Notwithstanding anything to the contrary contained herein, in the event that a director is not allowed under a specific section of this Agreement or under the provisions of Israeli law, to participate in a Board meeting and/or discussion, the majority required will be (1) 4 out of 5, or (2) 5 out of 7, including only one of the following: the Clal Director, the Maritime Director, or the Madge Director.

                                    SECTION 8
                               ISSUANCE OF RIGHTS

8. Until such time as Purchaser shall cease to hold at least two (2%) percent of the outstanding share capital of the Company or until the IPO (whichever the earlier occurrence), and without derogating from any rights conferred upon shareholders, or obligations conferred upon corporations, under any applicable law, the Company and Shareholders hereby covenant and agree as follows:

         8.1. Pre-emptive Rights. If the Company should at any time or from time to time propose to issue and sell New Securities, as defined in subsection 8.1.1 below, a pro rata portion of such New Securities shall first be offered (as hereinafter provided) to the shareholders of the Company (each of whom shall hereinafter be referred to as "Offeree"), for the purposes of this Section 8.1, the pro rata portion of each Offeree shall mean a fraction of the New Securities to be issued, of which the aggregate number of shares which are held by the Offeree on the date of the Company's written notification referred to in subsection 8.1.2 below (the "Notice Date") shall be the numerator and the aggregate number of shares held by all the Offerees shall be the denominator. The aforesaid rights of Purchaser shall be subject to the following provisions:

         8.1.1. "New Securities" shall mean any capital stock of the Company, whether or not now authorized, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" shall not include (i) securities purchased under this Agreement; (ii) securities offered to the public; (iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of another corporation or any other reorganization whereby the Company owns not less than fifty-one percent (51%) of the voting power of such corporation; (iv) securities issued to employees, consultants or directors of the Company pursuant to any stock option plan or stock purchase or stock bonus arrangement approved by the Board; or (v) securities issued pursuant to payment of any dividend or distribution with respect to the Company's issued and outstanding capital stock.

         8.1.2. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Offeree written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same, and offering its pro rata portion thereof to such Offerees at such price and on such terms. Each Offeree shall have twenty-one (21) days from the date of such notice to accept such offer, in whole or in part, by written notice to the Company, that has to be received by the Company during the above mentioned 21 days period. All New Securities as to which such offers have not been accepted, in whole or in part, by one or more of the Offerees (of which fact the Company shall give immediate written notice to all other Offerees), shall be re-offered to each of the Offerees who have accepted in full the original offer, and each such Offeree shall have the right, within ten (10) days of the date of such written notice, to purchase the respective pro rata portions of such new Securities, the same to be computed as aforesaid but without regard to the shares held by any Offeree which had not accepted the original offer in full.

         8.1.3. In the event any Offeree fails to accept such offers, the Company shall have the right to sell within six (6) months or enter into an agreement to sell such New

Securities as to which such offers were not accepted, provided, however, that no such sale be effected at a price or upon terms more favorable to the purchasers thereof than those specified in the Company's notice pursuant to Section 8.1.2.

         8.1.4. Each of Yehuda Zisapel, Zohar Zisapel and RAD Data Communications Ltd. shall have a right to allocate any unused portion of the New Securities offered to him to the other.

         8.1.5. Purchaser shall have the right to allocate any unused portion of the New Securities offered to Purchaser, to its parent or to any of its subsidiaries which at least 51% of its stock is owned by Purchaser, or to a company under common control ("Control" being at least 51% of ownership or the right to appoint the majority of the directors) affiliated with Purchaser, provided that such recipient of Shares will join in this Agreement as if it had become a party to it as of the receipt of the Shares, and provided further that the total number of Purchaser entities does not exceed three (3) at any time.

         8.1.6. Notwithstanding anything to the contrary contained herein, Amos Amir and his wholly-owned companies, so long as he is the Managing Director of the Company, will be entitled to be an Offeree under this Section 8.1.

         8.1.7. Each of Lerosh Investments Ltd., Gevahim Investments House Limited Ltd., Mr. Yoav Chelouche, Permal Emerging Growth V Ltd., Maritime-Julex Investment Ltd., Mr. Shraga Blazer and Mr. Eli Luz shall have a right to allocate any unused portion of the New Securities offered to him to the other.

         8.2.  Registration Rights

         If the Company should elect to offer any of its securities to the public, Purchaser and present shareholders shall have registration rights as set forth in Exhibit "8.2" attached hereto.

         8.3.  Restrictions

         The Company shall not, without the approval of at least 75% of the shareholders:

         8.3.1. amend or repeal any provision of, or add any provision to, the Articles;

         8.3.2. create any new class or classes of securities of the Company having any preference or priority as to dividends or assets superior to any such preference or priority of the Shares, or reclassify any of its existing securities into such superior securities; or

         8.3.3.  approve a merger of the Company with any other entity;

                                   SECTION 8A
                              ADDITIONAL COVENANTS

         The Company further agrees and undertakes as follows:

         8A.1.    Basic Financial Information

         The Company will furnish to the Purchaser the following reports certified, when so required herein, by the Company's auditors:

         8A.1.1. As soon as practicable after the end of each calendar quarter, and in any event within forty-five (45) days thereafter, a balance sheet and a profit and loss account and of cash flow (including opening cash, income, expenses and closing cash) of the Company as of the end of such quarterly period, and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from year-end audit adjustments, all in reasonable detail, signed by the principal financial or accounting officer of the Company. There shall be appended to such materials a report of the management as to the business of the Company and its activities during the quarter.

         8A.1.2. Not later than forty-five (45) days after the end of each quarter, sales figures, backlog and new orders for such quarter.

         Without derogating from the first sentence of Section 7, it is further provided that the Company will not be required to furnish any information under the provisions of this Section 8A.1 and of Section 8A.2 below, subsequent to the IPO.

         8A.2.    Insurance
         The Company shall continue to maintain insurance policies similar to those described in Section 3.12 above.

         8A.3.    Accounts & Records
         The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

         8A.4.    Proprietary Information & Non-Competition Agreements
         The Company will not employ, or continue to employ, any person who will have access to confidential information with respect to the Company and its operations unless such person has executed and delivered the Company's standard Employment agreement then in force containing proprietary information and non-competition sections to the satisfaction (as to substance and form) of Purchaser's counsel.

                                    SECTION 9
                  RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

9. Except as set forth in this Section 9, Purchaser agrees not to sell or transfer any of its shares and rights in the Company to a third party. This
Section 9 will terminate upon the IPO.

         9.1. For the purpose of this Section 9, the Shareholders and the Purchaser will be regarded as belonging to the following Groups:

         9.1.1. Zisapel Group - Yehuda Zisapel, Zohar Zisapel, Lomsha Ltd., Michael and Klil Holdings (93) Ltd., the Trust and RAD Data Communications Ltd.

         9.1.2.  Clal Group - Clal Venture Capital LP, ECI Telecom Ltd.

         9.1.3. Finovelec Group - Finovelec, Factory Systems, Houston Venture Partners Ltd. and Jean-Marc Patouillaud.

         9.1.4. Capital Group - Zohar Gilon, Avraham Neuman, Yair Tauman, W.S.P. Capital

         9.1.5. Maritime Group - Lerosh Investments Ltd., Gevahim Investments House Limited Ltd., Mr. Yoav Chelouche, Permal Emerging Growth V Ltd., Maritime-Julex Investment Ltd., Mr. Shraga Blazer and Mr. Eli Luz.

         9.1.6. Purchaser Group - Purchaser, its parent, and permitted transferees as set forth in Section 9.13 hereinbelow, not to exceed a total of three (3) members.

         9.2. Group members are entitled to transfer shares among themselves for consideration or without consideration without any restrictions.

         9.3. Except as set forth in Sections 9.9, 9.10, 9.11, 9.12 and 9.13 hereinbelow, any Shareholder who shall elect to transfer (hereinafter "Seller") all or part of his shares, not in accordance with subsection 9.2 (hereinafter "Offered Shares") shall offer them first to the other registered shareholders of the Company at that time (hereinafter "Offerees") on a pro rata basis based on their share in the then issued and outstanding share capital of the Company.

         9.4. In the event any such Offeree fails to exercise his right to purchase his Offered Shares within forty-five (45) days from the date the offer is made, then the Seller shall have the right to offer the Offered Shares to a third party at the same price and upon the same terms of sale as those offered to the other shareholders under section 9.3 and provided that said third party shall undertake all of Seller's obligations under this Agreement. (Such third party to be called hereunder, the "Transferee"). In the event that the shares are not sold to said party within six (6) months as of the offer to such said third party, then Section 9.3 will apply anew.

         9.5. The Board shall have the right to not approve the transfer of shares to a third party in each of the following events:

         (i)      If the third party is a competitor of the Company;

         (ii) If there is a possibility of conflict of interest between the third party and the Company;

         (iii) For any other reason, in which case such approval shall not be unreasonably withheld.

         9.6. In the event that Yehuda Zisapel and/or Zohar Zisapel and/or RAD sell 25% or more of their shares in the Company to third parties, then Purchaser will have the right to sell the same portion of Purchaser's shares in the Company under the same terms and conditions (hereinafter, the "Tag Along Right"). Purchaser will inform Zisapel in writing by fax and by confirmation by mail if it intends to exercise its Tag Along Right within ten (10) days after the date of notice by Zisapel to Purchaser. Failure to respond will be deemed as a decision not to Tag Along.

         9.7.  This Section 9 will supersede Section 14 of the Inception
Agreement.

         9.8. The terms of the Trust Agreement and the Option Plan (Exhibits "3.22a" and "3.22b", respectively) will have priority over this Section 9.

         9.9. Finovelec, in its discretion, shall be permitted to freely transfer up to 5% of its shares (at that time) in the Company to up to 6 of Finovelec executives, as well as up to an additional 5% of its shares (at that time) in the Company to IDI (if then an affiliate of Finovelec). Such transfer shall be considered a transfer among the Finovelec Group, provided that each Transferee, upon receipt of the shares, will join this Agreement and undertake all of Finovelec's obligations hereunder and will be considered henceforth a member in the Finovelec Group for the purpose of this Section 9.

         9.10. Clal Venture Capital LP is entitled to transfer all of its shares in the Company to its partners, provided that each Transferee, upon receipt of the shares, will join this Agreement and undertake all of Purchaser's obligations hereunder and will be considered henceforth a member in the Clal Group for the purpose of this Section 9.

         9.11. Each of Zohar Gilon, Avraham Neuman and Yair Tauman is entitled, once, to transfer his shares to a company directly under the total control of said person, provided that each Transferee, upon receipt of the shares, will join this Agreement and undertake all of Purchaser's obligations hereunder and will be considered henceforth a member in the Capital Group for the purpose of this Section 9.

         9.12. Each of Yehuda Zisapel and Zohar Zisapel is entitled to transfer his shares to one or more companies which are directly under the total control of transferor, provided that each Transferee, upon receipt of the shares, will join this Agreement and undertake all of transferor's obligations hereunder and will be considered henceforth a member in the Zisapel Group.

         9.13. Purchaser shall be permitted to freely transfer its shares, or any part thereof, in the Company to its parent or to any of its subsidiaries (in which at least 51% of its issued and outstanding capital is owned by Purchaser or to a company under common control ("control" being at least 51% of ownership or the right to appoint the majority of the directors) affiliated with Purchaser, provided that such recipient of shares joins this Agreement by signing the Undertaking in the form attached hereto as Exhibit "9.13" as if it had become a party to it as of the receipt of shares and provided further that the total number of Purchaser entities does not exceed three (3) at any time.

                                   SECTION 9A
                                  ANTI-DILUTION

         9A.1. In the event that at any time prior to the earlier of (i) the closing of the IPO or (ii) three (3) years from the date of this Agreement, the Company issues or sells any Shares to third parties upon a private placement (excluding Company employees) for consideration per share of less than US $333 ("Purchaser Share Price"), then prior to said private placement Purchaser shall be given the option to purchase additional Shares at par value (NIS 1.- per share), as set forth below.

         9A.2. The amount of shares to be issued to Purchaser will be computed according to the following table:

-------------------------------------------------------- ---------------------------------------------------
  SHARE PRICE AT NEXT PRIVATE PLACEMENT CALCULATED AS     ADDITIONAL SHARES ISSUED TO THE PURCHASER UNDER
             PERCENTAGE OF PURCHASE PRICE                                  THIS AGREEMENT
-------------------------------------------------------- ---------------------------------------------------
                    100% to 66.67%                                              none
-------------------------------------------------------- ---------------------------------------------------
                     66.67% to 50%                          additional 12% of Purchasers' percentage of
                                                                             ownership
-------------------------------------------------------- ---------------------------------------------------
                     49.99% to 25%                          additional 12% of Purchasers' percentage of
                                                                             ownership
-------------------------------------------------------- ---------------------------------------------------
                    24.99% or less                          additional 12% of Purchasers' percentage of
                                                                             ownership
-------------------------------------------------------- ---------------------------------------------------

         The number and price of shares will be adjusted in the event of any restructuring of the Company's share capital, such as (i) the issue of additional Shares as a dividend, bonus share or other distribution on outstanding shares; (ii) a subdivision of outstanding Shares into a greater number of shares or (iii) a combination of outstanding Shares into a smaller number of shares.

         9A.3. Upon the occurrence of each event giving rise to a right pursuant to this Section, the Company will, at its expense, promptly compute the number of Shares that Purchaser is entitled to purchase in accordance with the terms hereof and furnish to the Purchaser a notice of such right and the number of Shares Purchaser is entitled to.

         9A.4. Any and all of Purchaser's rights under this Section 9A will terminate within the earliest of: (i) the Closing of the Company's initial public offering or (ii) three (3) years from the date of this Agreement or (iii) upon the first private placement contemplated after the Closing set forth in
Section 9A hereinabove.

                                   SECTION 10
                                  MISCELLANEOUS

         10.1.  Survival

         The representations, warranties, covenants and agreements made herein shall survive (i) any investigation made by the Purchaser and (ii) the First Closing.

         10.2.  Successors and Assigns

         Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that no party may assign its rights hereunder without the prior written consent of the other parties hereto.

         10.3.  Entire Agreement & Amendment

         This Agreement (including the Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and supersede all prior agreements and understandings relating thereto. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by an instrument in writing signed by all the parties hereto.

         10.4.  Notices

         All notices and other communications required or permitted to be given or sent hereunder shall be in writing and shall be deemed to have been sufficiently given or delivered for all purposes if mailed by registered airmail, transmitted by fax, or delivered by hand to the following respective addresses until otherwise directed by notice as aforesaid:

To  Purchaser:

INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, California
95052 USA

Attention:        Mr. Andrew Wilson/Randy Tinsley

cc:      Mr. Danny Star
         Intel Israel
         P.O. Box 1659
         Haifa 31015, Israel

To the Company:

RADVision Ltd.
8 Hanechoshet Street
Tel Aviv 69710, Israel

Attn:    Mr. Amos Amir

cc:      Legal Department
         8 Hanechoshet Street
         Tel-Aviv 69710, Israel
provided, however, that notice of change of address shall be effective only upon actual receipt.

         All notices if (i) sent by registered mail - shall be deemed to have been received within seventy-two (72) hours of posting; (ii) delivered by hand - upon their delivery.

         10.5.  Delays or Omissions

         No delay or omission by any party hereto to exercise any right, power or remedy upon any breach or default under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or in acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement shall be effective only if made in writing and only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by virtue of law or otherwise afforded to any party, shall be cumulative and not alternative.

         10.6.  Waiver of Default

         No waiver with respect to any breach or default in the performance of any obligation under the terms of this Agreement shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature.

         10.7.  Rights & Severability

         In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties hereto shall be obliged to draw up an arrangement in accordance with the meaning and the object of the invalid provision.

         10.8.  Confidential Information

         Each party acknowledges that the information received by it and such information which will be received pursuant hereto shall be confidential and is intended for each party's use only for the purpose of this Agreement, and neither party will use or allow the use of such confidential information or reproduce, disclose or disseminate such information to any other person (other than the other's employees or agents having a need to know the contents of such information, and the each party's attorneys), except in connection with the exercise of rights under this Agreement, unless the other party has made such information available to the public generally or the other party is required to disclose such information by a governmental body or by judicial order, but only to the persons and the extent so required.

         10.9.  Titles and Subtitles

         The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         10.10.  Governing Law

         This Agreement shall be governed exclusively by, and construed solely in accordance with, the laws of the State of Israel.

         10.11. Purchaser and any Transferee under Section 9 are represented by Mr. Danny Star. Notice sent to Mr. Danny Star will be deemed as notice sent to Purchaser and/or any such Transferee. A resolution or request given by Mr. Danny Star to the Company will be deemed as if given by Purchaser and any such Transferee. The Company will have no obligation to provide information or notice whatsoever except to Mr.Danny Star.

         10.12.  Expenses

         The Company will bear the cost of stamp tax due in connection with the issuance of shares according to this Agreement.

         10.13.  Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         10.14. No later than one hundred twenty (120) days following the First Closing, the Company will amend its Memorandum and Articles of Association to reflect this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-mentioned.

THE COMPANY                                 THE PURCHASER
RADVISION LTD.                              INTEL CORPORATION


/s/ RADVISION LTD.                          /s/ INTEL CORPORATION
---------------------------------           ------------------------------

                                LIST OF EXHIBITS



Exhibit 1      -  Ownership of the Company

Exhibit 3.3a   -  Present Articles of Association and Memorandum of Association.

Exhibit 3.3b   -  English translation of Exhibit 3.3a.

Exhibit 3.4    -  Schedule of Exceptions.

Exhibit 3.12   -  Insurance Policies.

Exhibit 3.13   -  List of Company's Properties.

Exhibit 3.14   -  List of Company's Leases.

Exhibit 3.17   -  List of Key Employees.

Exhibit 3.19   -  Description of Company's Products.

Exhibit 3.20a  -  Audited Financial Statements.

Exhibit 3.20b  -  Unaudited Financial Statements.

Exhibit 3.21   -  Inception Agreement and amendment thereto.

Exhibit 3.22a  -  Trust Agreement.

Exhibit 3.22b  -  RADVision Ltd. Key Employee Share Incentive Plan (1996).

Exhibit 5.6    -  Legal Counsel Opinion.

Exhibit 6A.2   -  Observer's Form of Commitment.

Exhibit 8.2    -  Registration Rights.

Exhibit 9.13   -  Transferee Form of Undertaking

                                    EXHIBIT 1

September 1996 Investment
Shares pre-money                      45185
Preferred shares                        867
Effective "old" share                 44318
Desired investment                  2000000
Desired new shares                     6006
Company value (pre)                15000000
Share price                             333
    Dillution                        11.76%
Actual New Shares                      4886
Shares post-money                     49204
Actual post-money
Shares (+ opt)                        51671
Desired total shares
Cost money (+opt.)                    52791
Options to employees                   2467

Shareholder                     Number       % of           New           Exact          No. of        % of
                                of shares    ownership      Shares        investment     of shares     ownership
                                (pre)        (pre)                        amount ($)         (post)    (actual)
Yehuda Zisapel                        6,930       15.34%              0              0         6,930         13.41%
Lomsha Ltd.                           2,130        5.11%              0              0         2,310         4.47%
Michael & Klil                        2,130        5.11%              0              0         2,310         4.47%
Zohar Zisapel                         2,310        5.11%              0              0         2,310         4.47%
Amos Amir                               300        0.66%              0              0           300         0.58%
Plonit Achzakot (Ami)                   632        1.40%              0              0           632         1.22%
Nichsei Almonit (Ami)                 2,178        4.82%              0              0         2,178         4.22%
Employees Trust                       3,762        8.33%              0              0         3,762         7.28%
Madge Networks                        4,950       10.95%            831        276,723         5,781        11.19%
Zohar Gilon                             300        0.66%              0              0           300         0.58%
Avraham Noyman                          300        0.66%              0              0           300         0.58%
Yair Tauman                             300        0.66%              0              0           300         0.58%
W.S.P. Capital                          188        0.42%              0              0           188         0.36%
RAD Data Communication                3,317        7.34%              0              0         3,317         6.42%
Finovelec                             2,723        6.03%              0              0         2,723         5.27%
Maritime Trust Co.                    2,475        5.48%            140         46,620         2,615         5.06%
ECI                                   2,475        5.48%            304        101,232         2,779         5.38%
Factory Systemes                      1,238        2.74%              0              0         1,238         2.40%
Houston Partners                        990        2.19%              0              0           990         1.92%
Clal Venture Capital                  4,950       10.95%            608        202,464         5,558        10.76%
Freeman Bob                             198        0.44%              0              0           198         0.38%
Eliezer Manor                            49        0.11%              0              0            49         0.09%
Intel*                                    0          0            3,003        999,999         3,003         5.81%

In two installments
Total shareholders                   45,185      100.00%          4,886      1,627,038        50,071        96.90%
participating
as deferred shares                                          Less 867 deferred shares                         1.68%
participating Sh.hold                24,453
                                                            Plus option plan                                 4.77%

ama 18.9.96                                                 Total fully diluted                            100.00%
lvinv4)


                                   EXHIBIT 8.2

                               REGISTRATION RIGHTS


1.       Incidental Registration

         If the Company shall elect to offer any of its securities to the public, it shall give notice to the Purchaser of such intention and shall include in such offering a portion of all shareholders shares equal to the total amount of shares registered, multiplied by an amount derived by dividing the number of Shares held by each shareholder by the total number of shares outstanding at that time. In the event the public offering involves an underwriting, the rights of the shareholders hereunder shall be conditional upon the underwriter's determination as to marketing factors requiring the limitation of such right, and the underwriter may preclude from the offering any or all securities which could have otherwise been included in the offering.

2.       Demand Registration

         At any time commencing one year following the closing of the Company's initial public offering, and for a period of three (3) years thereafter, each group of shareholders as defined in section 9.1 shall be entitled to demand one registration of any or all of its shares held at the time of the initial public offering for trading on any securities exchange; provided, however, that such request must cover Shares representing a market value at the time of such request equal to a minimum of three million Dollars ($3,000,000); and provided further, however, that such request may not include Shares which within three months from the date of such request could be sold to the public without restriction, for example pursuant to the provisions of Rule 144 of the Securities and Exchange Commission. Within 20 days after receipt, the Company shall give written notice of such request to the other shareholders and shall include in such registration all Shares held by them with respect to which the Company receives written requests for inclusion therein within 15 days after the receipt of the Company's notice. Thereupon, the Company shall use its best efforts to effect the registration as soon as possible of all Shares (as to which it has received requests for registration) for trading on a securities exchange, where the Shares are then traded, specified in the request for registration. In the event the registration involves an underwriting, the rights of the shareholders hereunder shall be conditional upon the underwriter's determination as to marketing factors requiring the limitation of such right, and the underwriter may preclude from the offering any or all securities which could have otherwise been included in the offering. Notwithstanding any other provision of this clause 2 of Exhibit 8.2, after the Company has effected one such registrations pursuant to this clause 2, and such registrations have been declared or ordered effective, in the event that the Company shall furnish to such shareholder(s) delivering a request for registration a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, the Company's obligation to use its best efforts to register, qualify or comply under this clause 2 shall be deferred for a period not to exceed 120 days from the date of receipt of such request.

3.       Expenses

         All expenses incurred in connection with a registration under Section 2 shall be borne by the selling shareholders participating in such registration on a pro rata basis; provided, however, that the Company shall pay any expenses associated with such registration which the Company would have incurred in the ordinary course of business. All expenses incurred in connection with a registration under Section 1 shall be borne by the Company; provided, however, that each of the shareholders participating in such registration shall pay its pro rata portion of the fees, discounts or commissions payable to any underwriter.

                    AMENDMENT TO INVESTMENT IN RADVISION LTD.
                              BY INTEL CORPORATION

This AMENDMENT is entered into as of November 12, 1997, by and between RADVision Ltd. ("Company"), Intel Corporation ("Purchaser").

                                    RECITALS

A. The Company and the Purchaser are parties to an agreement: "Investment in RADVision by Intel Corporation" dated September 12, 1996.

B. The Company and the Purchaser, pursuant to the September 12, 1996 "Investment In RADVision by Intel Corporation" Pre-emptive Rights clause have subsequently maintained Intel's pro-rata portion of newly offered shares (representing 123 shares of Preferred Stock).

C. The Company and the Purchaser desire to amend the "Investment In RADVision by Intel Corporation in connection with the Company's proposed re-prioritization and financing.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Purchasers hereby agree as follows:

1. SECTION 1 OF THE INVESTMENT AGREEMENT IS HEREBY DELETED, AND REPLACED IN FULL AS FOLLOWS:

                                  "SECTION 1
                         ISSUANCE AND PURCHASE OF SHARES

1.1 Purchaser undertakes to invest in the Company the, AGGREGATE amount of Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Nine US Dollars (US $999,999) (hereinafter, the "Investment"), payable in three instalments as described in Section 2 below. The Investments will be deposited in US Dollars to the Company's account no. 377906 at Bank Hapoalim B.M., Hadar Yosef Branch (610).

1.2 In Consideration for, and subject to, the execution of the Investment as per section 1.1 above, the Company shall issue to the Purchaser the Purchaser Shares. The Purchaser Shares, when issued, will have been validly issued, fully paid and non-assessable, and will be free of any liens or encumbrances.

1.3 The Investment is part of the Company's Second Round of Financing in the total amount of up to $2,000,000 at a Share price of US $333. The existing shareholders of the Company have waived their preemptive right to participate in the Intel Investment of up to $1,000,000. Some of the shareholders of the Company have already consented to participate in the balance of up to $1,000,000 investment. Assuming that the existing shareholders of the Company exercise their above rights and the total investment in the Company in this Round of Financing is $2,000,000, then the ownership of the Company on a fully diluted basis will be as set forth in EXHIBIT 1. Exhibit 1 will be amended after the Third Closing to reflect the actual investment and ownership of the Company following this Second Round of investment and assuming the Third Closing takes place. To remove any doubt, the percentage of Intel's holding in the Company, irrespective of any Second Round investment by the existing shareholders (if at all) shall not be less than 2.93% and 5.69% following the First Closing and the Third Closing, respectively."

2. SECTION 2 OF THE INVESTMENT AGREEMENT IS DELETED, AND IS REPLACED IN FULL AS
FOLLOWS:

                                   "SECTION 2
                                  CLOSING DATES

The purchase of the Purchaser Shares shall take place as follows:

2.1 On September 12, 1996, Purchaser invested a sum of $ U.S. 500,000 (the "FIRST CLOSING") against which the Company issued to the Purchaser 1502 Purchaser Shares.

2.2 The second payment of $ US 250,000 (the "SECOND CLOSING") will be invested not later than fourteen (14) days following Intel's receipt of the Company's shipment to Purchaser of the H.323/H.320 Gateway Prototype, PROVIDED, the H.323/H.320 Gateway Prototype meets the minimum required product specifications as described in EXHIBIT A to this Amendment, and is accepted by Purchaser as such. At the Second Closing, and against which, the Company will issue to the Purchaser 751 Purchaser Shares.

2.3 The balance of $ US 249,999 (the "BALANCE") will be invested not later than fourteen (14) days following Intel's receipt of written notice of the Company's first-shipment of either the H.323/H.320 Gateway to Purchaser and Purchaser's conditioned acceptance thereof, OR delivery of the H.323/H.324 Gateway to a customer, PROVIDED, the H.323/H.320 Gateway is not delivered or accepted by Purchaser (the "THIRD CLOSING"). At the Third Closing, the Company will issue to the Purchaser, against the Balance, the remaining 750 Purchaser Shares.

2.4 Upon the occurrence of any of the following events: (i) a resolution of the Board of Directors of the Company to offer shares of the Company to the public ("IPO") in a US securities market, or (ii) an execution of an investment agreement with a third party for the purchase of more than 49% of the Company's equity, Purchaser Will be entitled, at its sole option, to advance the investment of the Balance and (consequently) advance the Second Closing and Third Closing date. The Company shall notify the Purchaser within 30 days of the occurrence of any of the above events. Purchaser will then have a 30 day period as of the date of notice in which to advance the investment of the Balance and to execute the Second Closing and Third Closing, regardless of the stage of development of the H.323/H.324 Gateway or H.323/H.320 Gateway at that time.

2.5 The First Closing, Second Closing and the Third Closing shall be, collectively, referred to below as the "CLOSING.""


3. EXCEPT AS EXPRESSLY AMENDED HEREIN, THE "INVESTMENT IN RADVISION BY INTEL CORPORATION" AGREEMENT WILL REMAIN IN FULL FORCE AND EFFECT.

4. THIS AMENDMENT MAY BE EXECUTED IN COUNTERPARTS, EACH OF WHICH SHALL BE DEEMED AN ORIGINAL AND ALL OF WHICH TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT.

IN WITNESS WHEREOF, the Company and the Purchaser have executed this Amendment as of the date first above written.


                                         RADVISION LTD.

                                         By: /s/ AMOS AMIR
                                             -----------------------------------

                                         Printed Name:  Amos Amir
                                                       -------------------------

                                         Title: Managing Director
                                                --------------------------------


                                         INTEL CORPORATION

                                         By: /s/ INTEL CORPORATION
                                             -----------------------------------

                                         Printed Name:
                                                       -------------------------

                                         Title:
                                                --------------------------------

                   SIGNATURE PAGE OF AMENDMENT TO "INVESTMENT
                     IN RADIVISON LTD. BY INTEL COPORATION"